Exhibit 23(g)3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-212328) and on Form S-8 (Nos. 333-26963 and 333-154965) of Southern Company Gas of our report dated February 14, 2018 relating to the financial statements of Southern Natural Gas Company, L.L.C., which appears in this Form 10‑K of Southern Company Gas.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 14, 2018